Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion of our report dated April 10, 2026, except for 1, 2, 3, 4 and 5, as to which the date is May 21, 2026 and Note 7 and 9 as to which the date is June 5, 2026, which report includes an explanatory paragraph regarding substantial doubt about the Company’s ability to continue as a going concern, relating to the financial statements of Alpex Acquisition Corporation as of March 15, 2026 and for the period from inception (January 5, 2026) through March 15, 2026, in the Prospectus included in this Registration Statement on Form S-1/A (Registration No. 333-294978).

We also consent to the reference to us under the caption ‘Experts’ in the Registration Statement.

/s/ HYYH CPA. LLC

Baltimore, Maryland

June 5, 2026